                                                                  EXHIBIT 1

                    DATED          16 March              1995
                    -----------------------------------------


                                 CONFORMED COPY


                    (1)  FCB 1120 LIMITED





                    (2)  CHRYSALIS HOLDINGS LIMITED







                    -----------------------------------------


                          AGREEMENT FOR THE ACQUISITION
                     OF THE ENTIRE ISSUED SHARE CAPITAL OF
                     CHRYSALIS TELEVISION FACILITIES LIMITED

                    -----------------------------------------









                            FRERE CHOLMELEY BISCHOFF
                             4 John Carpenter Street
                                 London EC4Y 0NH

                               Tel:  071-615 8000

                                  Ref: SJH/APH

                                      INDEX



     1.   INTERPRETATION                                                       1

     2.   AGREEMENT FOR SALE                                                   9

     3.   CONSIDERATION                                                        9

     4.   COMPLETION ACCOUNTS                                                 10

     5.   COMPLETION                                                          12

     6.   SELLER'S OBLIGATIONS ON COMPLETION                                  12

     7.   BUYER'S OBLIGATIONS ON AND AFTER COMPLETION                         14

     8.   WARRANTIES                                                          17

     9.   PROTECTION OF THE INTERESTS OF THE BUYER                            19

     10.  PENSIONS                                                            22

     11.  FACILITIES USE                                                      22

     12.  GUARANTEES                                                          25

     13.  GROUP RELIEF AND TAX COMPUTATIONS                                   26

     14.  FURTHER ASSURANCE                                                   27

     15.  ASSIGNMENT                                                          27

     16.  ANNOUNCEMENTS                                                       28

     17.  COSTS                                                               28

     18.  NOTICES                                                             28

     19.  CUMULATIVE RIGHTS                                                   30

     20.  WAIVER                                                              30

     21.  COUNTERPARTS                                                        30

     22.  LAW                                                                 31

     SCHEDULE 1                                                               33
     The Company

     SCHEDULE 2                                                               34
     Accounting Policies

     SCHEDULE 3                                                               37
     The Property

     SCHEDULE 4                                                               39
     Warranties

     SCHEDULE 5                                                               59
     Seller's Protection Schedule

     SCHEDULE 6                                                               68
     Services

     SCHEDULE 7                                                               69
     Pensions

     SCHEDULE 8                                                               78
     Disclaimed Capital Allowances


Documents in the agreed form:-

     Certificate of Title
     Deed of Covenant
     Disclosure Letter
     Guarantee
     Powers of Attorney
     Resignations of directors/secretary
     Resignation of KPMG
     Waiver of pre-emption rights
     Release of the Shares by National Westminster Bank plc
     Release of guarantee by National Westminster Bank plc
     Completion board minutes
     Completion EGM minutes

THIS AGREEMENT is made on 16 March 1995

BETWEEN:-

(1) FCB 1120 LIMITED (registered number 3014792) whose registered office is at 4 John Carpenter Street, London EC4Y 0NH (the "Buyer"); and

(2) CHRYSALIS HOLDINGS LIMITED (registered number 00918616) whose registered office is at The Chrysalis Building, Bramley Road, London W10 6SP (the "Seller").

RECITALS:-

1. The Seller is the beneficial owner of the entire issued share capital of Chrysalis Television Facilities Limited (the "Company"), a private company limited by shares incorporated in England. Information about the Company is contained in schedule 1.

2. The Seller wishes to sell and the Buyer wishes to buy all of the issued shares in the capital of the Company on the terms of this Agreement.

NOW IT IS AGREED as follows:-

1.   INTERPRETATION

1.1  In this Agreement, unless stated otherwise:-

     "ACCOUNTS"               means the audited balance sheet of the Company as
                              at the Accounts Date and the audited profit and loss account of the Company for the financial year ended on that date, together with all notes on and the directors' report in relation to that balance sheet and/or profit and loss account and the detailed profit and loss account of the Company attached to that balance sheet and profit loss account;

     "ACCOUNTS DATE"          means 31 August 1994;

     "ASSOCIATE"              means a company of which the Seller, any holding
                              company of the Seller or any subsidiary of any such holding company beneficially owns not less than 50% of the issued share capital, not being a subsidiary of any such holding company;

     "BUSINESS DAY"           means a day (other than a Saturday or a Sunday) on
                              which banks are open for business in the City of London;

     "BUYER'S ACCOUNTANTS"    means Touche Ross of 1 Stonecutter Court,
                              Stonecutter Street, London EC4A 4TR;

     "BUYER'S SOLICITORS"     means Frere Cholmeley Bischoff of 4 John Carpenter
                              Street, London EC4Y 0NH;

     "CERTIFICATE OF TITLE"   means the agreed form of certificate of title
                              relating to the Property given by Messrs Woodfords to the Buyer, dated with the date of this Agreement, together with the documents attached to that certificate;

     "COMPANY"                has the meaning given in recital 1;

     "COMPLETION"             means completion of the sale and purchase of the
                              Shares;

     "COMPLETION ACCOUNTS"    means the balance sheet of the Company as at
                              28 February 1995 and the profit and loss account for the period from 1 September 1994 to 28 February 1995, in each case using the format adopted for the balance sheet or profit and loss account (as the case may be) comprised within the Accounts and drawn up in accordance with the accounting bases and policies of the Company specified in schedule 2;

     "COMPLETION DATE"        means the date of this Agreement;

     "COVENANTS"              means the covenants of the Seller contained in
                              clause 9.1;

     "DEED OF COVENANT"       means the agreed form of deed of covenant against
                              taxation;

     "DISCLOSURE LETTER"      means the agreed form of letter making disclosure
                              against the Warranties from the Seller to the Buyer dated with the date of this Agreement including all documents attached to it and referred to in it;

     "EVENT" has the meaning given to it in the Deed of Covenant;

     "FINANCIAL YEAR"         has the meaning given by s.223 Companies Act 1985
                              (as in effect on the date of this Agreement);

     "GROUP RELIEF"           has the meaning given by s.402 Taxes Act (as in
                              effect on the date of this Agreement);

     "GUARANTEE"              means the agreed form of guarantee to be given by
                              The Todd-AO Corporation to the Seller;

     "HOLDING COMPANY"        has the meaning given by s.736 Companies Act 1985
                              (as in effect on the date of this Agreement);

     "INTELLECTUAL            means (in any case wherever
     PROPERTY RIGHTS"         subsisting and whether registered or not) trade
                              marks, service marks, registered designs, design rights, patents, copyrights, neighbouring rights, moral rights, renewal rights and reversionary rights, rights similar or analogous to and applications for any of the rights previously listed, rights relating to confidential processes or information or know-how, and trade and business names;

     "INTERCOMPANY DEBT"      means the debt of L2,856,672.09 owed by the
                              Company to Chrysalis Group plc as at 13 March
                              1995;

     "LEGISLATION"            includes any statute, treaty and bye-law, any
                              Order in Council not made under an enactment, and any other law, regulation or decree in each case in force in any country or territory, including any Treaty or any Community Instrument (as defined in the European Communities Act 1972);

     "NET ASSET VALUE"        means the aggregate of the assets of the Company
                              less the aggregate of the liabilities of the Company (including for the avoidance of doubt the Intercompany Debt) as at close of business on 28 February 1995, to be determined in accordance with clause 4;

     "PROCEEDINGS"            means any action or proceedings before a court or
                              tribunal or a statutory, governmental or regulatory body (including an arbitration);

     "PROPERTY"               means the property at 13 Hawley Crescent and 29
                              Kentish Road, London NW1, details of which are contained in part 1 of schedule 3;

     "RELIEF" has the meaning given to it in the Deed of Covenant;

     "SELLER'S ACCOUNTANTS"   means KPMG of 1 Puddle Dock, London EC4Y 3PD;

     "SELLER'S GROUP"         means each subsidiary and holding company of the
                              Seller, each subsidiary of any such holding company and all associates of the Seller;

     "SELLER'S SOLICITORS"    means Harbottle & Lewis of Hanover House, 14
                              Hanover Square, London W1R 0BE;

     "SHARES" means the 100,000 ordinary shares of L1 each and the 1,500,000 redeemable ordinary shares of L1 each in the capital of the Company in issue on the date of this Agreement;

     "SUBSIDIARY"             has the meaning given by s.736 Companies Act 1985
                              (as in effect on the date of this Agreement);

     "TAXATION"               has the meaning given by clause 1.2 of the Deed of
                              Covenant to "Taxation";

     "TAXES ACT"              means the Income and Corporation Taxes Act 1988;

     "TAX GROUP"              means of a group of companies as defined by Part X
                              Chapter IV Taxes Act for the purposes of group relief;

     "TCGA "                  means the Taxation of Chargeable Gains Act 1992;

     "VATA"                   means the Value Added Tax Act 1994; and

     "WARRANTIES"             means the warranties and representations listed in
                              schedule 4 given and made by the Seller under clause 8.

1.2 In this Agreement, unless the context requires otherwise, words denoting the singular include the plural, and vice versa, words denoting any gender include all genders, and a reference to:-

     (a) a person or people includes a reference to an individual, a body corporate or unincorporated association wherever incorporated or formed, the trustees of a trust, a government, a supra-national, governmental, public, local or municipal authority and any other entity which is given, or is recognised as having, legal personality by the law of any applicable country or territory;

     (b) a statute or a provision of a statute includes a reference to any statutory instrument, order or regulation made under it and to that statute or provision as from time to time amended, repealed, and/or re-enacted, in any case whether before or after the date of this Agreement, and any paragraph of schedule 4 relating to any breach, compliance or non-compliance with any statute or provision of any statute includes a reference to any previous statute or provision which was repealed or re-enacted by that statute or provision if applicable to the Company at the relevant time;

     (c) a recital, clause or schedule or to the parties is a reference to a recital, clause or schedule or to the parties of or to this Agreement;

     (d) an agreement includes any form of binding arrangement, whether or not in writing; and

     (e) the "agreed form" of a document is to that document in terms agreed before Completion by or on behalf of the Seller and the Buyer.

1.3 The headings to clauses and schedules shall not affect the construction of this Agreement.

1.4  The schedules form part of this Agreement.

1.5 Where any statement in this Agreement is qualified by the expression "so far as the Seller is aware" or any similar expression, the Seller shall be deemed to be aware of all matters which would have been revealed to it or to any of its professional advisers as a result of due and careful enquiry of all relevant people in connection with all relevant matters.

2.   AGREEMENT FOR SALE

2.1 With effect from Completion the Seller as beneficial owner shall sell, and the Buyer shall buy, the Shares.

2.2 The Shares shall be sold free from equities, charges, liens and encumbrances and together with all rights attaching or accruing to them on or at any time after Completion, including the right to receive dividends and other distributions declared, paid or made by the Company on or after the date of this Agreement (whether or not relating in whole or in part to a period ending on or before the date of this Agreement).

3.   CONSIDERATION

     The consideration for the sale of the Shares shall be the payment by the Buyer to the Seller of:-

     (a)  a sum equal to the Net Asset Value less L150,000; and

     (b)  the sum of L1,225,000;

     payable in accordance with clause 4.4 and clause 7.

4.   COMPLETION ACCOUNTS

4.1 The Seller confirms that it has instructed the Seller's Accountants to prepare the Completion Accounts and deliver them to the Buyer on or before the date falling 60 days after the Completion Date, together with a calculation of the Net Asset Value in the format set out in schedule 2.

4.2 Within 30 days of receiving the Completion Accounts and the calculation of the Net Asset Value, the Buyer shall give notice to the Seller stating whether or not it agrees with the calculation of the Net Asset Value. The Buyer's notice shall include details of the reasons for any disagreement, and any suggested adjustment. If the disagreement is not resolved within 10 days of the Buyer giving that notice, either the Seller or the Buyer may within 15 days of the Buyer's notice being given refer the disagreement to an independent firm of chartered accountants agreed between them. In default of agreement within 5 days as to the identity of any firm of chartered accountants to be appointed, either the Seller or the Buyer may apply for the appointment of such a firm by the President for the time being of the Institute of Chartered Accountants in England and Wales.

4.3 If within 30 days of receiving the Completion Accounts and the calculation of the Net Asset Value the Buyer gives no notice under clause 4.2, the calculation of the Net Asset Value shall be deemed to have been agreed by the Buyer and shall be final and binding on the parties.

4.4 Within 10 business days of the Buyer's agreeing (or being deemed to agree) the Net Asset Value or (as the case may be) of receipt by both the parties of a determination made under clause 4.6:-

     (a) if the Net Asset Value is less than L1,000,000, the Seller shall pay to the Buyer in cleared funds an amount equal to the shortfall (being the difference between the amount of the Net Asset Value and L1,000,000), together with interest to accrue from day to day on the sum payable from the Completion Date to the date of such payment at the rate of 1 1/2% over the National Westminster Bank plc base rate from time to time; or

     (b) if the Net Asset Value is greater than L1,000,000, the Buyer shall pay to the Seller in cleared funds an amount equal to the excess, (being the difference between the amount of the Net Asset Value and L1,000,000) together with interest to accrue from day to day on the sum payable from the Completion Date to the date of such payment at the rate of 1 1/2% over the National Westminster Bank plc base rate from time to time.

4.5 Each of the Seller and Buyer shall, and shall use all reasonable endeavours to ensure that its accountants shall, promptly provide to the other or the other's accountants (and to any independent firm of chartered accountants appointed under clause 4.2) access upon reasonable notice during normal working hours to any working papers, records, documents and information within its possession or under its control and give all explanations and assistance in each case reasonably requested for the purpose of preparing or reviewing the Completion Accounts and the calculation of the Net Asset Value.

4.6 Any firm of chartered accountants appointed under clause 4.2 shall be instructed in writing to resolve the matters in dispute and provide a written determination of the Net Asset Value to both parties within 28 days of being instructed. The determination of that firm, which shall act as expert and not as arbitrator, shall be final and binding on both parties. The instructions to be given to that firm shall require it to hear submissions from each party within such time limit as it in its sole discretion considers appropriate. The costs of that firm shall be borne by the parties in such proportions as that firm in its sole discretion determines to be appropriate, having regard to the relative merits of the arguments of each of the parties or, if that firm makes no such determination, in equal shares.

4.7 The level of materiality to be used by the Seller's Accountants and the Buyer's Accountants for the purposes of the Completion Accounts and the computation of the Net Asset Value shall be equal to L7,500.

5.   COMPLETION

     Completion shall take place at the offices of the Buyer's Solicitors immediately after the execution of this Agreement.

6.   SELLER'S OBLIGATIONS ON COMPLETION

6.1 On Completion, the Seller shall deliver the following to the Buyer's Solicitors:-

     (a) duly completed and executed stock transfer forms in respect of all the Shares in favour of the Buyer and/or any person nominated by it;

     (b)  the share certificates relating to the Shares;

     (c) the agreed form of power of attorney, duly executed by the Seller, to enable the Buyer to exercise all rights in respect of the Shares with effect from Completion;

     (d)  the Deed of Covenant duly executed by the Seller;

     (e) the certificate of incorporation, the certificates of incorporation on change of name, the common seal(s) and the statutory books of the Company, duly written up to Completion;

     (f)  the documents relating to the Properties as listed in part 2 of schedule 3;

     (g) the agreed form of resignation under seal duly executed by each of the directors (other than Graham Hall) and the secretary of the Company as at the date of this Agreement;

     (h)  the agreed form of letter of resignation from KPMG;

     (i) the agreed form of waiver under seal duly executed by the Seller and Chrysalis Investments Ltd in respect of their respective pre-emption rights under the articles of association of the Company;

     (j) the agreed form of release given by National Westminster Bank plc releasing the Shares from the charge given by the Seller to National Westminster Bank plc dated 9 April 1981;

     (k) the agreed form of release given by National Westminster Bank plc releasing the Company from its obligations under a guarantee given by it dated 8 May 1987; and

     (l) a copy of the minutes of a meeting of the directors of the Seller approving this Agreement and the Deed of Covenant, and authorising execution of each document by each person signing it, certified as a true copy of or extract from the original minutes by the secretary of the Seller.

6.2 The Seller shall ensure that on completion a meeting of the board of directors of the Company and an extraordinary general meeting of the Company are duly convened and held at which resolutions are passed in both cases in the agreed form.

7.   BUYER'S OBLIGATIONS ON AND AFTER COMPLETION

7.1 On Completion, the Buyer shall pay the sum of L1,225,000 to the Seller by telegraphic transfer of that sum in sterling to the following account:-

     Account No.:   07291523
     Sort Code:     50-41-06
     National Westminster Bank plc
     P.O. Box 4UQ
     30 North Audley Street
     London W1A 4UQ.

7.2 On Completion,the Buyer shall deliver the following to the Seller's Solicitors:-

     (i)       the Deed of Covenant duly executed by the Buyer; and

     (ii)      the Guarantee duly executed by The Todd-AO Corporation; and

     (iii) a copy of the minutes of a meeting of the directors of the Buyer approving this

               Agreement and the Deed of Covenant, and authorising execution of each document by each person signing it on behalf of the Buyer, certified as a true copy of or extract from the original minutes by the secretary of the Buyer.

7.3 The Buyer shall make the following payments to the Seller, by telegraphic transfer to the bank account referred to in clause 7.1 (or to any other bank account of which it is notified at least 5 business days before that payment is due to be made):-

     (a) as to L300,000 on each of the first and second anniversaries of the Completion Date; and

     (b)  as to L250,000 on the third anniversary of the Completion Date.

7.4 If any due date for payment under clause 7.3 is not a business day, payment shall be made on the next business day. Interest shall accrue from day to day on each payment to be made under clause 7.3 from the Completion Date until the actual date of payment at a rate of 1 1/2% per annum above the base rate of National Westminster Bank plc from time to time.

7.5 The Buyer may withhold from any sum payable to the Seller under clause 7.3, and pay into any account opened by it in the names of the parties (referred to below as the "Escrow Account"), the aggregate amount of any claims which satisfy the requirements of the last sentence of this clause and which it makes against the Seller, within any relevant time period specified by paragraph 4.2 of schedule 5, in respect of a breach of the Warranties or under the Deed of Covenant (those claims being referred to in clause 7.6 as "Warranty Claims"). The parties acknowledge that any money standing from time to time to the credit of the Escrow Account (that money being referred to in clause 7.6 as the "Escrow Amount", to include all interest credited to the Escrow Account) will be held on trust by them, with their respective entitlement to that money to be determined only as and when any sum becomes payable from the Escrow Account in accordance with clause 7.6. The requirements referred to above are that:-

     (a) the amount of each claim, or of related claims, must be equal to or greater than the sum of L5,000 and (together with the aggregate amount of all previous such claims or related claims) must exceed the sum of L50,000; and

     (b) the Buyer provides to the Seller an opinion from a Queen's Counsel practising at the London Bar confirming that the claim is one in respect of which the Buyer is, at least on the balance of probabilities, likely to succeed.

7.6 Whenever a Warranty Claim in respect of which the Buyer has withheld money under clause 7.5 is settled (meaning for the purposes of this clause withdrawn by the Buyer, deemed to be withdrawn by the Buyer pursuant to paragraph 4.3 of schedule 5, settled by agreement between the Buyer and the Seller or adjudicated upon by any English court), then:-

     (a) so much of the Escrow Amount as does not exceed any sum agreed or adjudicated to be payable to the Buyer shall immediately be paid to the Buyer;

     (b) so much of the Escrow Amount as exceeds the aggregate amount of all Warranty Claims which are not at that time settled (if any) less any sum then payable to the Buyer under clause 7.6(a) shall immediately be paid to the Seller.

     When any party becomes entitled under this clause 7.6 to all or any part of the Escrow Amount, the Buyer and the Seller shall ensure payment of the relevant sum pursuant to this clause 7.6 from the Escrow Account to the relevant party. Each party hereby irrevocably appoints the other as that party's attorney for the purposes of giving any instructions to the bank at which the Escrow Account is held in order to release that sum from the Escrow Account when money is due to be released under this clause 7.6. No other payments shall be made from the Escrow Account.

7.7 The provisions of schedule 8 shall have effect in relation to capital allowances.

7.8 The Buyer undertakes to use all reasonable endeavours to have the stock transfer forms referred to in clause 6.1(a) stamped, and the Buyer registered as the holder of the Shares, within 10 days of Completion.

8.   WARRANTIES

8.1 The Seller represents and warrants to the Buyer as at the date of this Agreement in the terms set out in schedule 4, subject to the matters expressly disclosed in the Disclosure Letter.

8.2 Each of the Warranties is separate and independent, and no Warranty shall be limited by reference to or inference from any other Warranty or any other provision of this Agreement.

8.3 The Warranties and all other provisions of this Agreement shall remain in full force and effect after Completion (except to the extent that any such other provision sets out any obligation which has been fully performed at Completion).

8.4 Subject to schedule 5, the rights and remedies of the Buyer in respect of any breach of the Warranties or under the Deed of Covenant shall not be affected by Completion or by any investigation made by it or on its behalf into the affairs of the Company.

8.5 The Seller acknowledges that the Buyer is entering into this Agreement in reliance on the Warranties and the Deed of Covenant, and the Buyer acknowledges that it is not entering into this Agreement in reliance upon any other representation, warranty or inducement (other than any such representation, warranty or inducement which may have been made fraudulently).

8.6 The Seller unconditionally and irrevocably waives any claim which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any employees of the Company in connection with the giving of the Warranties, the execution of the Deed of Covenant and/or the preparation of the Disclosure Letter. The Buyer hereby accepts that waiver as trustee for the Company and those employees, provided that in exercising any right as trustee the Buyer may limit any action which it takes to such action as it considers appropriate in its sole discretion.

8.7 The provisions of schedule 5 shall apply inter alia to limit or exclude (as the case may be) the liability of the Seller in respect of a breach of the Warranties or under the Deed of Covenant.

9.   PROTECTION OF THE INTERESTS OF THE BUYER

9.1 Subject to clause 23.1, the Seller undertakes that it will not, and that it will ensure that its subsidiaries do not, and will use all reasonable endeavours to ensure that its associates do not, without the prior written consent of the Buyer, that consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Buyer, alone or jointly with any person or as principal, agent, partner, shareholder or consultant or in any other capacity of any kind and whether directly or indirectly:-

     (a) for a period of five years starting on the Completion Date be engaged, interested or concerned in any business or concern which provides satellite transmission services in any member state of the European Community as at the date of this Agreement for reception in the same or any other member state;

     (b) for a period of three years starting on the Completion Date, be engaged, interested or concerned in any business or concern which provides in the United Kingdom any services provided by the Company before Completion other than satellite transmission services.

     For the purposes of this clause, satellite transmission services consist of the transmission of programmes via an uplink at the Property, or via a landline to a party which uplinks those programmes, in each case to a satellite for subsequent re-transmission, whether with or without the performance of any services listed in part 1 of schedule 6 but the restriction in clause 9.1(a) shall not for the avoidance of doubt extend to the performance of any such services if not accompanied by any such transmission. Satellite transmission services shall exclude (a) satellite transmission of a radio service and (b) any terrestrial transmission. The other services carried out by the Company before Completion consist of those services listed in schedule 6. The Seller's obligation to use its reasonable endeavours with respect to its associates will be satisfied by the Seller voting against any board resolution to approve capital expenditure for the purposes of competing with the Company, but subject always to the provisions of clauses 9.2 and 23.1. For the avoidance of doubt, clause 9.1 shall apply in respect of members of the Seller's Group from time to time, and shall apply to members of the Seller's Group only while they are members of the Seller's Group.

9.2  Clause 9.1 shall not prohibit:-

     (a) each of Chrysalis Television Mobiles Limited, Air Studios Lyndhurst Limited and AIR-Edel Limited carrying on those activities carried on by it as at Completion;

     (b) any company in the Seller's Group operating any sound-only recording studios; or

     (c) any company in the Seller's Group providing to itself (but only to itself) any services referred to in clause 9.1(a) and/or 9.1(b) provided by the Company before Completion if it is more cost-effective for that company to provide those services to itself (rather than for the Company to do so in accordance with clause 11.3(b)) due to technological advancement(s) whether before or after Completion.

9.3 Having regard to all the circumstances, and in particular the fact that the Seller has detailed confidential information relating to the Company, the parties believe that in their opinion the Covenants are reasonable as to subject matter, area (in view of the market for the Company's services) and duration and are necessary for the protection of the Buyer.

9.4 Each of the Covenants shall be severable from and construed independently of the others, and the enforceability of any Covenant shall not be affected by the unenforceability for any reason of any of the others.

9.5 Clause 9.1 is without prejudice to any other obligations of the Seller implied at law or in equity.

9.6 Subject to clause 23.1, the Seller shall, and shall ensure (if necessary) that all other members of the Seller's Group shall, permit the Company to use the name "Chrysalis" as part of its corporate name, and to use the Chrysalis logo used by the Company before Completion, but only in respect of the activities carried on by the Company before Completion and in both cases for a period of two years following the Completion Date.

9.7 The Seller shall ensure that after Completion none of its officers or employees, and none of the officers or employees of any person connected with it, wilfully discloses or uses any confidential information relating to the finances or the customers of the Company, save pursuant to a legal obligation or as required by any regulation or rule of a stock exchange or governmental or other regulatory authority and save in relation to confidential information which subsequently becomes in the public domain. If the Seller becomes aware of any breach of this clause, it shall immediately notify the Buyer of the information concerned and the person(s) to whom it has been disclosed or (as the case may be) the use to which it has been put.

9.8 For a period of one year starting on the Completion Date, neither the Seller nor the Buyer shall hire, solicit, employ or engage the services of any person who is or was at any time during the twelve months before the date of this Agreement a senior employee employed by the Company (in the case of the restriction imposed on the Seller by this clause 9.10) or by any other member of the Seller's Group (in the case of the restriction imposed on the Buyer by this clause 9.10) (whether or not that person would thereby commit a breach of his contract of employment). For the purpose of this clause, an employee shall be deemed to be a senior employee if earning a salary in excess of L20,000 per annum at the date of this Agreement.

10.  PENSIONS

     The provisions of schedule 7 shall apply with effect from Completion.

11.  FACILITIES USE

11.1 Subject to clauses 11.3 and 23.1, the Seller will ensure that members of the Seller's Group place orders with the Company within the period of 4 years starting on the Completion Date (or such longer period as may be necessary if the services to be provided by the Company are not available when reasonably requested by the Seller or any member of the Seller's Group) for services as specified in schedule 6 (including materials/disbursements) or such other additional services as the Company may agree from time to time having an aggregate price of not less than L1,000,000 plus VAT. The reasonableness of any request made shall be determined by reference to the availability of services as determined by reference to the Company's standard booking practices. In the event that orders for services and disbursements/materials having an aggregate price of not less than L1,000,000 (plus VAT) are not placed, the Seller agrees to pay the Buyer within five working days of the later of (a) the fourth anniversary of the Completion Date whether or not the four year period referred to above is extended (b) the date on which the Seller is notified by the Buyer or the Company of the sum it is obliged to pay pursuant to clause 11.1 giving details of purchase orders for services and materials/ disbursements placed by members of the Seller's Group, dates and amounts of such purchase orders and the dates of such purchase orders being carried out by the Company and the dates and amounts of such purchase orders being rejected and (c) the delivery to the Seller of a valid VAT invoice, the difference between the aggregate value of the orders placed together with VAT and L1,000,000 together with VAT (the difference between those two sums being referred to below as the "Shortfall"). Provided that the Shortfall is so paid, the Buyer will ensure that orders having an aggregate price not exceeding the Shortfall (inclusive of VAT) will be fulfilled by the Company free of charge if placed within three years of the fourth anniversary of the Completion Date, provided always that the timescale for the completion of each such order is first agreed with the Company (that agreement not to be unreasonably withheld or delayed). The Shortfall shall be reduced (but not below zero):-

     (a) in the event that any broadcaster or programming commissioner refuses in writing to permit any member of the Seller's Group to use any services of the Company, by the aggregate value of orders for those services supplied by a third party or third parties in respect of work commissioned by such broadcaster or programming commissioner (exclusive of VAT) during the remainder of the period covered by clause 11.1 and to the extent that invoices in respect of those services are provided to the Buyer;

     (b) in the event that the Company ceases to provide any services referred to in clause 9.1, by the aggregate value of orders for those services and other related services required for the purpose of that order supplied by a third party (exclusive of VAT) during the remainder of the period covered by clause 11.1 and to the extent that invoices in respect of those services are provided to the Buyer.

11.2 Subject to clauses 11.3 and 23.1, and in addition to its obligations under clause 11.1, the Seller undertakes for the period of 4 years from Completion to use all reasonable endeavours in good faith to ensure that it (including all its television production divisions from time to time) and each other member of the Seller's Group place orders with the Company for a substantial part of the services required by it or each such member and which are provided by the Company prior to Completion unless such services are required to be provided outside London.

11.3 Notwithstanding clauses 11.1 and 11.2, the Seller shall be under no obligation to place, or ensure or use reasonable endeavours to ensure that any other member of the Seller's Group places, any specific order with the Company unless the Company is able to provide the required service competitively as to price, speed and quality of customer services. For the purposes of this clause "competitively" as to price shall mean:-

     (a) where a proposed order requires services of broadcast quality, the provision of services by the Company at a discount of 15% to the Company's prices for those services as provided by its rate card, which rate card price shall not be more than 5% above the average prices for such services as contained in the then current rate cards of the leading facilities houses in the industry, (being Molinare/Visions Transmissions Limited, Teddington Studios Limited, ITN, Carlton Studios Limited, Rushes Limited and TVI Limited at the date of this Agreement). In the event of any disagreement between the parties about whether the companies listed above are still the leading facilities houses in the industry, the Buyer and the Seller will agree a substituted list of such leading facilities houses (not exceeding 6 in number) for the purposes of this clause. In the event that the Buyer and Seller cannot agree on such list of such leading facilities houses either the Seller or the Buyer may refer the disagreement to the Royal Television Society for adjudication. The Royal Television Society shall be asked to resolve the disagreement and provide a list of the 6 leading facilities houses in the industry; and

     (b) in all other cases, the provision by the Company of services at the same price (or a price more favourable to the relevant member of the Seller's Group) as a third party proposal, notified to the Company, by facsimile or courier, by the relevant member of the Seller's Group wishing to place an order for the services with such third party, within the reasonable timetable specified by the relevant member of the Seller's Group. For the purposes of this clause 11.3.1(b) the Seller shall ensure that any such third party proposal is first offered to the Company in accordance with this clause before it is accepted. For the purposes of this clause, competitiveness as to speed and quality of customer service shall be assessed by reference to speed and quality of customer service provided by the Company before Completion.

11.4 The Company shall provide the Seller within 60 days of the end of each successive period of six months (the first such period starting on the date of this Agreement) with statements of orders offered and placed and the dates and amounts of such purchase orders rejected and the balance of the commitment of L1 million of orders referred to in clause 11.1 which remains unfulfilled. Any statement so supplied to the Seller shall be addressed for the attention of Mr. Nigel Butterfield unless the Company receives written instructions to the contrary and shall be final and binding unless the Seller notifies the Company that it disagrees with the statement within 90 days of receiving it.

11.5 The Seller will ensure that payroll services of the type provided to the Company before Completion by any member of the Seller's Group are continued to be provided (without charge to the Company or the Buyer) for a period ending on the last day of the second calendar month after Completion.

12.  GUARANTEES

     The Buyer and the Seller shall use all their respective reasonable endeavours to ensure that as soon as possible after Completion, the Seller is released from all guarantees given by the Seller in respect of obligations of the Company (other than obligations arising or relating to a period of time before Completion if those obligations are not provided for in the Completion Accounts). The reasonable endeavours of the Buyer referred to in the previous sentence shall include offering itself and/or (if not acceptable) The Todd-AO Corporation as guarantors of the relevant obligations (except in the case of monies owing to the Bank of Scotland plc). Pending release of any such guarantee, the Buyer shall indemnify the Seller and keep the Seller indemnified against all liabilities under those guarantees. For the purposes of this clause, the Buyer agrees to pay to the Bank of Scotland plc within 7 days of Completion all monies owing to it as at Completion by the Company, with the intention (inter alia) of the Bank of Scotland plc giving a release of the guarantee of Chrysalis Group plc and of the Company's debenture dated 3 May 1989, but save as provided in this sentence, nothing in this clause shall oblige the Buyer to make any payment to effect the release of the Seller from any guarantee given by it.

13.  GROUP RELIEF AND TAX COMPUTATIONS

13.1 In respect of the accounting periods of the Company ended on 31st August 1992, 31st August 1993 and 31st August 1994, and in respect of the period from 1st September 1994 to 28th February 1995 inclusive (the "Stub Period"), but in the case of the Stub Period, only after the Company has claimed all capital allowances which were available to it at that time, the Seller shall ensure that the Seller and/or any other member or members of its Tax Group shall surrender losses or any other eligible amounts by way of group relief to the extent permitted by law to the Company for nil consideration of an amount equal to the maximum amount which can be utilised by the Company against its profits chargeable to corporation tax.

13.2 The Seller shall not, and shall procure that no other member of its Tax Group shall, withdraw any surrender of group relief to the Company claimed before the date of this Agreement or to be made under clause 13.1.

13.3 The Seller and the Buyer shall co-operate to secure the agreement of the Inland Revenue to the accounts relating to the periods referred to in clause 13.1 and shall take all necessary action to ensure that valid claims and surrenders as required are made within the relevant statutory time limits and agreed as soon as practicable.

13.4 The Seller undertakes that in finalising the tax computations of the Company in respect of its accounting periods ended on 31st August 1992, 31st August 1993 and 31st August 1994, the Company shall not be required to claim (or not disclaim to the extent previously claimed) capital allowances if and to the extent that such claim or non-disclaimer would create a deferred tax liability as at the date to which the Completion Accounts are drawn up. For this purpose, "deferred tax liability" means any excess of the aggregate net book value of plant and machinery and motor vehicles and industrial buildings (excluding any finance lease assets) over and above their tax written down value plus L197,900 in respect of gains held-over and rolled-over.

14.  FURTHER ASSURANCE

     The Seller shall after Completion at the Buyer's request and free of charge make available, execute and do or cause to be made any other documents, information, acts and things as the Buyer shall reasonably require in order to vest in the Buyer legal title to and beneficial ownership of the Shares.

15.  ASSIGNMENT

     Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, that consent not to be unreasonably withheld or delayed in the case of a proposed assignment by the Buyer of its rights to a subsidiary of The Todd-AO Corporation. The terms of such assignment shall be on the basis that such rights will cease to have effect if such assignee or subsequent assignee (as the case may be) ceases to be a subsidiary of The Todd-AO Corporation unless those rights are assigned to any other subsidiary of The Todd-AO Corporation, in which circumstances this clause shall continue to apply.

16.  ANNOUNCEMENTS

16.1 No announcement concerning the subject matter of this Agreement or associated matters shall be made by a party without the prior written consent of the other.

16.2 Notwithstanding clause 16.1, each of the parties may make any announcement required by law or by any regulation or rule of any stock exchange or governmental authority provided that (insofar as is practicable) it consults with the other as soon as practicable and takes into account its reasonable requirements as to the timing, content and manner of making of that announcement.

17.  COSTS

     Each party shall be responsible for the costs of its respective professional advisers and agents in connection with the preparation, negotiation, execution and completion of this Agreement.

18.  NOTICES

18.1 Any notice (which for the purposes of this Agreement includes any request, instruction, waiver, consent or other document) to be given under this Agreement shall be in writing, and shall be delivered personally or by courier, or sent by facsimile or pre-paid registered post (or airmail if sent internationally), if to the Buyer addressed to Mr. Salah M.
     Hassanein at The Todd-AO Corporation, 900 North Seward Street, Los Angeles, California 90038, USA, facsimile number 0101 213 466 2327, with a copy to the Buyer's Solicitors at 4 John Carpenter Street, London EC4Y 0NH (ref:
     SJH) and if to the Seller addressed to Mr. Nigel Butterfield at the Chrysalis Building, Bramley Road, London W10 6SP, facsimile number 0171 221 6155, with a copy to the Sellers' Solicitors at Hanover House, 14 Hanover Square, London W1N 0BE (ref M. Derham) or otherwise to any other person, address or facsimile number of whom or of which notice has been given in accordance with this clause.

18.2 Subject to clause 18.5 any notice sent by post shall be deemed to have been given 48 hours (72 hours if by airmail) after the envelope containing it was so posted and proof that the envelope containing any such notice was properly addressed and sent by prepaid registered post (or airmail as the case may be) shall be sufficient evidence that such notice has been duly given.

18.3 Subject to clause 18.5 any notice sent by facsimile transmission shall be deemed to have been duly sent on the date of transmission provided that a confirming copy is sent by registered post within 6 hours after transmission.

18.4 Subject to clause 18.5 any notice if delivered personally or by courier shall be deemed to be served at the time when the same is left at the address of the person to be served.

18.5 Any notice which is deemed to have been received on a day which is not a business day shall be deemed to have been received on the next business day.

19.  CUMULATIVE RIGHTS

     The rights of each of the parties under this Agreement are cumulative, and do not exclude each other or any other rights. Accordingly, any failure to exercise any right (in whole or part) in respect of any matter will not prevent the exercise of any other right in respect of that matter, or a subsequent exercise of the first right in respect of any other matter. References in this Agreement to the rights of any party are to rights or remedies of that party at law and/or in equity.

20.  WAIVER

20.1 No act, course of conduct, failure to act, delay or acquiescence by a party shall result in that party being taken to have waived or otherwise being precluded (permanently or temporarily) from enforcing any right against any other party, save for a notice to that effect given to that other party specifying this clause and the right in question.

20.2 The parties shall comply with their respective obligations to make payments on the dates on which payments are required to be made under this Agreement.

21.  COUNTERPARTS

     This Agreement may be executed by the different parties using separate documents in the same form.

22.  LAW

     This Agreement and the documents to be entered into under it shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the English courts in respect of any matter or dispute arising in connection with this Agreement or any such document.

23.  DEFAULT BY BUYER OR THE SELLER

23.1 The obligations of the Seller under clauses 9.1, 9.6, 11.1 and 11.2 shall be suspended subject to the proviso below upon written notice from the Seller to the Buyer (giving details of the default), if (a) the Buyer defaults by failing to make the payment of the deferred consideration pursuant to clause 4.4 and 7.3 and 7.4 (and for the purpose of this clause
     23.1 a payment into the Escrow Account in accordance the provisions of clause 7.5 shall not be deemed to be a failure to pay under clauses 4.4,
     7.3 or 7.4) or the Buyer is in breach of its obligations to ensure payment from the Escrow Account in accordance with clause 7.6 (other than by reason of the Seller being in breach of its obligations to ensure payment under that clause) and (b) in either case if the Todd-AO Corporation does not duly pay the relevant sum in accordance with the Guarantee. Provided that such suspension will become effective 30 days after service of such written notice by the Seller, unless during that period the Buyer or the Todd-AO Corporation has remedied the default, and provided further that the suspended obligations shall revive if the default is remedied within 12 months of the suspension becoming effective, subject always to clause 23.3.

23.2 Any obligations of the Seller suspended under clause 23.1 shall be released and discharged in the event that the default in question has not been remedied within 12 months of the suspension becoming effective.

23.3 In the event that obligations of the Seller are suspended for any period and revive under clause 23.1, then the period during which the Seller is obliged to ensure that sums are placed with the Company pursuant to clause
     11.1 shall be extended by a period equal to the period of suspension, and the Seller shall not be in breach of clause 9.1 after its obligations revive by reason of the continuation after its obligations revive of any activity commenced during the period of suspension.

ACCORDINGLY this Agreement has been entered into by each of the parties on the date set out on page 1.

                                   SCHEDULE 1

                                   THE COMPANY

          1.   Date of incorporation    :    4th June 1970

          2.   Registered number        :    981201

          3.   Directors                :    G.J. Hall, M.J. Pilsworth, C.N.
                                             Spurgeon and C.N. Wright

          4.   Secretary                :    C.R. Potterell

          5.   Authorised share capital :    1,600,000 ordinary shares of L1
                                             each

          6.   Issued share capital     :    100,000 ordinary shares of L1 each
                                             and 1,500,000 ordinary redeemable
                                             shares of L1 each

          7.   Auditors                 :    KPMG of 1 Puddle Dock, London EC4V
                                             3PD

          8.   Accounting reference date:    31 August

          9.   Registered office        :    London House 53-54 Haymarket,
                                             London SW14 4RP

          10.  Shareholders             :    Chrysalis Holdings Limited (99,999
                                             ordinary shares and 1,500,000
                                             ordinary redeemable shares)

                                             Chrysalis Investments Ltd (1
                                             ordinary share)

                                   SCHEDULE 2

                               ACCOUNTING POLICIES

1. Subject to the specific matters set out below, the Completion Accounts shall be prepared applying the accounting policies listed in Note 1 to the 1994 Accounts and otherwise in accordance with the Company's accounting policies, principles, practices and methods as applied in the preparation of the 1994 Accounts and on a consistent basis.

GRAHAM HALL BONUS PROVISION

     Provision should be made in the Completion Accounts for any bonus due to Graham Hall under the terms of his employment agreement with Chrysalis Group Plc dated 1st March 1990, including employee's national insurance on that bonus but excluding any other bonus payable to Graham Hall by Chrysalis Group plc or the Seller. This should be calculated on a pro rata basis for the period from 1 September 1994 to 28 February 1995.

PROVISION FOR CHRYSALIS GROUP SERVICES

     Provision should be made in the Completion Accounts for any charges relating to management and any other services provided by Chrysalis Group Plc to the Company for the period from 1 September 1994 to 28 February 1995.

PROVISION FOR BAD AND DOUBTFUL DEBTS

     Provision should be made for specific debts identified by a review of the trade debtors at 28 February 1995.

TAPE STOCK

     A physical stock take should be undertaken at the premises of the Company on 28 February 1995, at which representatives of the Buyer may be present.

INVESTMENTS

     Fixed asset investments are to be valued at the lower of cost and market value.

REPAIRS

     No provision shall be made for any repairs required to be made to or by reason of the condition of the Property or to any equipment at the Property or failure to obtain any necessary consent, permissions or certificates required for the Property or such equipment or in relation to any matter referred to in the Unick report dated 26 February 1995 attached to the Disclosure Letter or in relation to any works in the course of being carried out in relation to the Property at the time of Completion.

TAXATION COMPUTATION

     In calculating the taxation provision (if any) required for the six month period to 28th February 1995 or the group relief surrender required for the Stub Period under clause 13.1 of the Agreement, there shall be taken into account a notional deduction of L150,000 representing a notional provision of L150,000 for works to be carried out at the Property or matters referred to in the Unick Report which would have been made but for the deduction of L150,000 from the consideration referred to in clause 3(a) of the Agreement.

2. The certificate of the Net Asset Value shall take the following form, without qualification:-

     To:  FCB 1120 Limited
          Chrysalis Holdings Limited

     Dear Sirs,

          We refer to the agreement (the "Agreement") between FCB 1120 Limited
     (1) and Chrysalis Holdings Limited (2) dated [           ] providing for
     the sale to FCB 1120 Limited of the entire issued share capital of Chrysalis Television Facilities Limited.

          Attached to this letter is a copy of the Completion Accounts (as defined in the Agreement) drawn up, in our opinion, in accordance with paragraph 1 of Schedule 2 of the Agreement.

          On the basis of the Completion Accounts, the Net Asset Value (as
     defined in the Agreement) is equal to the sum of [           ].

     ......................
     for and on behalf of

     KPMG

                                   SCHEDULE 3

                                  THE PROPERTY

                                     PART 1

     The freehold property at 13 Hawley Crescent and 29 Kentish Road, London NW1, registered under title number NGL 515197.


                                     PART 2

--------------------------------------------------------------------------------
NO.                      DOCUMENT                      PARTIES/TITLE NO.
--------------------------------------------------------------------------------

1.             Land Certificate                   Title No. NGL 515197
                                                  (Freehold)

2.             Counterpart Lease dated 9          London County Council (1) and
               October 1964                       Vines Biocrin (Properties) Ltd
                                                  (2)

3.             Lease dated 23 August 1983         Vines Biocrin (Properties) Ltd
                                                  (1) and Research Recordings
                                                  Ltd (2)

4.             Land Certificate                   Title No. NGL468821
                                                  (Leasehold)

5.             Counterpart Lease dated 25         London County Council (1) and
               November 1964                      London Co-Operative Society
                                                  Ltd (2)

6.             Counterpart Lease dated 21         Research Recordings Ltd (1)
               January 1986                       Artistes Production Associates
                                                  Ltd (2) and Videosonics Ltd
                                                  (3)

7.             Rent Review Memorandum             Research Recordings Ltd (1)
               dated 29 November 1994             Artistes Production Associates
                                                  Ltd (2) and Videosonics Ltd
                                                  (3)

8.             Licence for Alterations dated      Vines Biocrin Properties Ltd
               23 August 1983                     (1) and Research Recordings
                                                  Ltd (2)

                                   SCHEDULE 4

                                   WARRANTIES

NET ASSET VALUE

1. The net asset value of the Company as at Completion is not less than L850,000 (less any payment to be made under clause 4.4(a) or, as the case may be, plus any payment to be made under clause 4.4(b) but excluding any interest payable under either clause).

ACCOUNTS

2. The Accounts have been prepared in accordance with the historic cost convention, comply with the requirements of all relevant statutes, all applicable Statements of Standard Accounting Practice and Financial Reporting Standards and with generally accepted accounting principles and practices.

3. Without limiting the previous paragraph, the Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profits and losses for the financial year ended on that date.

4. The Accounts apply bases and policies of accounting consistently with those applied in the preparation of the audited balance sheet and profit and loss account of the Company for the two consecutive financial years of the Company ending immediately before the financial year which ended on the Accounts Date.

5. The accounting records of the Company comply with s.221 Companies Act 1985 (as in effect on the date of this Agreement).

TITLE

6. The Company has sole beneficial ownership of all the assets used by it in its business free from any liens, mortgages, charges, encumbrances or other third party rights, hire or hire purchase agreements, credit sale agreements, agreements for payment on deferred terms or bills of sale and from any rights of any person to call for any of them. All those assets are in the sole possession or under the sole control of the Company.

BORROWINGS AND LIABILITIES

7. Complete and accurate details of the borrowings of the Company (whether from banks or any other person) are set out in the Disclosure Letter, together with details of all guarantees given by any member of the Seller's Group in respect of all or any of those borrowings.

8. The Company has no loan capital, and has not factored any of its debts or engaged in financing of a type which would not be required to be shown or reflected in audited accounts.

9. There is no sum owed by the Company to any other member of the Seller's Group except the Intercompany Debt and intercompany trading balances arising in the ordinary course of business and as set out in the Disclosure Letter and none of the terms on which any such debt is due to or from the Company has been changed since the Accounts Date.

10. The Company is not actually or contingently liable for any obligation or liability of any other person (whether by way of guarantee or indemnity, under a comfort letter or in any other way whatsoever).

LITIGATION

11. There has been no act or omission which will give rise to any proceedings against the Company after Completion, including, without limitation, any breach of any agreement by which the Company is bound or any breach of any applicable legislation.

12. Without prejudice to the previous paragraph, there are no proceedings involving the Company (whether as plaintiff or defendant or in any other capacity) pending or (so far as the Seller is aware) threatened against it, or against any of its directors or officers in connection with the Company or its business, and the Seller is not aware of any fact or circumstance which might give rise to any such proceedings.

13.  The Company is not being prosecuted for any criminal offence.

14. There are no unfulfilled or unsatisfied judgments or court orders outstanding against the Company.

COMPLIANCE

15. The Seller has no notice of any investigation or enquiry by, or order, decree or judgment of, any court, governmental agency or regulatory body outstanding against the Company, and the Seller is not aware that any such investigation or enquiry is anticipated.

16. So far as the Seller is aware, neither the Company, nor any of its directors, employees or agents in connection with the business of the Company, has committed any criminal offence or any tort or any breach of the requirements or conditions of any relevant statute, treaty, bye-law or other obligation for which the Company could be liable.

17. The Company needs no licences or consents for the carrying on of its business.

18. The carrying on by the Company of its business does not use or infringe any Intellectual Property Rights other than the logo referred to in clause 9.8 or require the making of royalty or similar payments to any third party, and no claim has been made by any person against the Company alleging infringement of any Intellectual Property Right.

CONTRACTS

19. Complete and accurate copies of all subsisting written agreements to which the Company is a party or by which it is bound (referred to in the next four paragraphs as the "Contracts") are attached to the Disclosure Letter.

20. All the Contracts are valid and binding and enforceable in accordance with their respective terms, and none of the Contracts is voidable or liable to be rescinded at the instance of any party. Neither the Company nor (so far as the Seller is aware) any other party to any Contract has breached any provisions of or is in default under any Contract, and (so far as the Seller is aware) there are no circumstances which might give rise to any such default.

21. The Seller has not received any written notice from any party to any Contract requiring the Seller to remedy any breach of any such agreement.

22. The Seller is not aware that any party to any Contract wishes to terminate or vary that Contract (whether in whole or in part) or will wish to do so as a result of the purchase of the Shares by the Buyer.

23. The Company is not, and has not been in the three years ending on Completion, a party to, any agreement with any member of the Seller's Group (except as described in the

Disclosure Letter), or any agreement which is not of an arm's length nature, which was not entered into in the normal course of its business or which is unusual or onerous.

BOOK DEBTS

24. All debts owing to the Company at the Completion Date will realise in the ordinary course of collection their full face (less any provisions for bad and doubtful debts contained in the Completion Accounts).

25.  The Company has not factored or discounted its debts or agreed to do so.

INFORMATION

26. All information contained in the documents attached to the Disclosure Letter is complete and accurate.

THE COMPANY

27. The Company is duly incorporated under the laws of England and Wales, and has full corporate power and authority to carry on its business as it is now being conducted.

28. The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is complete and accurate, and each resolution and agreement referred to in s.380 Companies Act 1985 is duly embodied in or annexed to those articles.

29. The register of members and the other statutory books of the Company are duly entered up.

30. All annual returns and all resolutions and other documents required to be filed with or delivered to the registrar of companies in respect of the Company have been duly filed.

SOLVENCY

31. No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Company or for an administration order in relation to the Company.

32. No distress, charging order, execution or other process has been levied or applied for in respect of any of the assets of the Company.

33. The Company is not unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986.

34. No administrative receiver, receiver or receiver and manager has been appointed by any person over any assets of the Company.

35. No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

36. None of the Shares has been the subject of a transfer at an undervalue (within the meaning of s.238 or s.339 Insolvency Act 1986) within the period of five years before the date of this Agreement.

SHARE CAPITAL

37. The Shares comprise the whole of the allotted and issued share capital of the Company, and all of the Shares have been duly issued and are fully paid.

38. There are no equities, charges, liens, encumbrances or options over or affecting any of the Shares, there is no agreement to create or give any such interest and, so far as the Seller is aware, no person has claimed to be entitled to any such interest.

DUE EXECUTION

39. The Seller has full power and authority to enter into this Agreement and the Deed of Covenant without the sanction or consent of any other person.

40. When executed, the Agreement and the Deed of Covenant will constitute valid and binding obligations on the Seller in accordance with their respective terms.

41. The execution and delivery of this Agreement and the Deed of Covenant, and the performance by the Seller of its obligations under this Agreement and the Deed of Covenant, will not result in a breach of, or allow any other party to terminate, any agreement or arrangement or of any order, judgment or decree of any court or governmental agency by which the Seller is bound.

GRANTS

42. The Company has never received any investment or similar grant which is liable to become repayable in whole or in part under any circumstances.

INVESTMENTS

43. The Company is not the holder or beneficial owner of, and has not agreed to acquire, any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere) and does not have and has not had any company falling to be treated as an associated company for the purposes of SSAP1.

44. The Company does not have outside the United Kingdom any branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this agreement).

45. The Company is not a member of any partnership or unincorporated association.

PLANT IN WORKING ORDER

46. Complete and accurate details of machinery and plant of the Company and all vehicles and office equipment owned by it and the operating, servicing and maintenance histories and records of such equipment have been provided to the Buyer before the date of this Agreement.

47. All assets which are subject to the hire purchase agreements and finance leases referred to in the Disclosure Letter are located at the Property.

48. The assets owned by the Company comprise all the assets necessary for the continuation of the business of the Company in the manner carried on immediately before Completion.

49. The plant and machinery of the Company is, so far as the Seller is aware, in reasonable repair and condition, having regard to its age.

CHANGES SINCE THE ACCOUNTS DATE

50.  Since the Accounts Date:-

50.0.1 the Company's business has been carried on in the ordinary and normal course;

50.0.2 there has been no material adverse change in the financial position or business of the Company;

50.0.3 no dividend or other distribution has been declared, paid or made by the Company;

50.0.4 the Company has not acquired or disposed of any asset or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Accounts otherwise than in the ordinary course of business;

50.0.5 no change has been made in the rate of remuneration or any other of the terms of engagement of any employee of the Company, and the Company has given no notice of redundancy to any person;

50.0.6 the Company has not borrowed any money or incurred any capital expenditure in excess of L5,000; and

50.0.7 no event has occurred which would entitle any party to call for the repayment of indebtedness of the Company prior to the normal maturity date.

51. Attached to the Disclosure Letter is a complete and accurate list of all bank accounts of the Company, including details of debit and credit balances on them as at 28 February 1995 since that date there has been no payment out of any of the accounts except for payments in the ordinary course of business.

CHARGES

52. There are no mortgages or charges over any part of the assets or undertaking of the Company, and all charges (if any) in favour of the Company have (if appropriate) been duly registered in accordance with the provisions of s. 395 and s. 398 Companies Act 1985.

POWERS OF ATTORNEY

53. The Company has not given any power of attorney or any other authority which is still outstanding or effective to enter into any agreement or do anything on its behalf, other than an authority to employees to enter into contracts in the normal course of their duties.

PROPERTIES

54. Other than the Property, the Company does not have, and has never had, any interest in any real property (whether by way of a freehold or leasehold interest) or in any other way.

55.  The Certificate of Title is accurate in all respects.

EMPLOYEES

56. The Disclosure Letter contains a complete and accurate list of all employees of the Company, together with accurate details of their ages, salaries, length of employment and other benefits as at 28 February 1995.

57. There are no agreements or contracts between the Company and any of its directors or employees, nor any consultancy agreements with the Company which cannot be lawfully terminated by three months' notice or less, without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

58. There are no amounts owing to any present or former directors or employees of the Company other than remuneration accrued due or for reimbursement of business expenses.

59. There are no claims pending or (so far as the Seller is aware) threatened against the Company by any present or former director or employee in relation to his employment or office, and/or the cessation of his employment or office, with the Company, and so far as the Seller is aware, there are no circumstances which might give rise to any such claim.

60. In relation to each of its employees (and former employees), the Company has complied with all obligations imposed on it by all applicable laws, regulations, orders and awards.

61.  No person provides services to the Company as a consultant.

62.  No offers of employment made by the Company remain outstanding.

63. None of the employees is a member of a trade union recognised by the Seller in relation to the business.

FINDER'S FEES

64. No person is entitled to receive from the Company any finder's fee or other commission in connection with the purchase of the Shares by the Buyer.

TAXATION

65. All taxation returns for periods up to the Accounts Date have been duly made by the Company and all information required under the Taxes Management Act 1970 or any other taxation or excise enactment has been duly supplied by it. All such returns, notices, computations and information given to the Inland Revenue and any other relevant taxation or excise authorities are up to date, true, made on a proper basis and accurate, and so far as the Seller is aware there are no outstanding questions or disputes raised by the appropriate authority in connection with such returns and information. The Company is not involved in and the Seller, having made all due enquiries, has no reason to anticipate any dispute with the Inland Revenue or other taxation or excise authority. No accounting period of the Company for corporation tax purposes has ended since the Accounts Date.

66. All taxation of any nature whatsoever or other sum imposed, charged, assessed, levied or payable under the provisions of any taxation statutes for which the Company is liable prior to the date of this Agreement insofar as such taxation or other sums ought to be paid before that date has been paid and full provision and reserves have been made in the Accounts for taxation liable to be assessed on the Company in respect of periods ending on or prior to the Accounts Date. The Company has duly complied with statutory requirements relating to the deduction of taxation before payments are made whether of interest, covenanted donations to charity or otherwise.

67. The Company has complied with all regulations made by the Board of Inland Revenue for the purposes of P.A.Y.E. and by the Department of Social Security for the purposes of national insurance contributions and in particular, without prejudice to the generality of the foregoing:-

     (a) has deducted tax as required by law from all payments made or treated as made to its employees or former employees;

     (b) has accounted to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its employees or former employees for which the Company is liable to account, and to the Department of Social Security for all national insurance contributions for which it is liable;

     (c) has kept and used full, complete, correct and up-to-date records and other documents as appropriate or required for such purposes; and

     (d) has made in due time correct and proper returns to the Inland Revenue, including forms P9D, P11D and P35 in respect of all relevant employees.

68. There are no outstanding questions raised by the Inland Revenue or the Department of Social Security in connection with the returns and other matters referred to in the previous paragraph, and the Company is not involved in, and the Seller having made all due enquiries has no reason to anticipate, any dispute with the Inland Revenue or the Department of Social Security in connection with those returns and other matters.

69. The Company has not within the past six years paid or become liable to pay any penalty or interest charged by virtue of the provisions of the Taxes Management Act 1970, VATA or otherwise.

70. The Company has not in the last six years been the subject of an investigation or discovery by or involving H.M. Customs & Excise, or the Inland Revenue Special Office or Enquiry Branch and, having made all due enquiries, there are no facts known to the Seller which are likely to cause an investigation or discovery to be made.

71. The Company is duly registered for value added tax purposes and has complied in all respects with all statutory requirements, regulations, notices, orders, provisions, directions or conditions made or imposed in respect of value added tax, and has made and maintained full, complete, correct and up-to-date records, invoices and other documents appropriate or requisite for the purposes of that legislation. The Company has duly paid or provided for amounts of VAT for which it is liable prior to Completion and is not in arrears with the submission of returns under that legislation or liable to any abnormal or non-routine payment or any forfeiture or penalty or liable to the operation of any penal provision under any taxation or excise enactment, and has not been required by the Commissioners of Customs and Excise to give security for payment of VAT. The Company has not at any time been treated as a member of a group for such purposes and no application for it to be so treated has at any time been made, and no act or transaction has been effected as a consequence of which the Company is or may be held liable for any value added tax chargeable against some other company.

72. The Company does not own, and has never owned, any capital items within the meaning of regulation 37B of the Value Added Tax (General) Regulations 1985.

73. The book value in or adopted for the purpose of the Accounts as the value of each of the capital assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under s.38 TCGA.

74. No asset owned or agreed to be acquired by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within s.44 TCGA.

75. There have been no claims by the Company under ss.23, 152 to 154, or 247 TCGA, or any claim pursuant to s.175 TCGA, which would affect the amount of the chargeable gain or allowable loss which would but for such claim arise on a disposal of any of its assets.

76. The Company has not acquired the benefit of any debts the satisfaction of which or any part of which after Completion would produce a chargeable gain under s.251 TCGA.

77. The Company has not since the Accounts Date disposed of or acquired any asset in circumstances such that the provisions of s.17 TCGA could apply to such disposal or acquisition.

78. The Company has not at any time within the period of six years ending with the date of this Agreement acquired any assets other than trading stock from any company which at the time of the acquisition was a member of the same group (as defined in s.170 TCGA).

79. The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for taxation purposes pursuant to
s.179 TCGA.

80. No tax is payable by the Company pursuant to s.190 TCGA in respect of any chargeable gain accrued prior to Completion, and the Company has not at any time within the period of three years ending with the date of this Agreement transferred any assets other than trading stock to any company which at the time of disposal was a member of the same group (as defined in s.170 TCGA).

81. Full particulars are set out in, or attached to, the Disclosure Letter of all amounts surrendered or claimed by the Company or agreed to be surrendered or claimed by the Company by way of group relief under the provisions of ss.402, 403, 407, 408, 409, 411, 412 and 413 Taxes Act or any amount of advance corporation tax under the provisions of s.240 Taxes Act, and the Company has never made, received or agreed to make or receive a payment for group relief within the meaning of s.402(6) Taxes Act or in respect of the surrender of the benefit of an amount of advance corporation tax within the meaning of s.240(8) Taxes Act which may be liable to be refunded in whole or in part.

82. All claims by the Company for group relief were when made and are now valid and have been allowed by way of relief from corporation tax.

83. No payments have become due to the Company under any arrangement or agreement made by it for surrender of group relief.

84. The Disclosure Letter contains particulars of all elections made by the Company under s.247 Taxes Act during the last six years, all such elections are now in force and all dividends and other payments within the meaning of s.247(4) Taxes Act have either been paid pursuant to those elections or advance corporation tax and income tax respectively have been accounted for on them.

85. The Company is not and was not at any time during the period of six years ended on the Accounts Date a close company as defined in s.414 Taxes Act or a close investment - holding company as defined in s.13A Taxes Act.

86. The aggregate book value of each of the assets of the Company, on which an entitlement to industrial building allowances or other allowances in respect of capital expenditure has arisen under the Capital Allowances Act 1990

(or any other legislation relating to capital allowances), in or adopted for the purposes of the Accounts does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that Act or other such legislation, and the aggregate book value of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II Capital Allowances Act 1990 does not exceed the written down value of the qualifying expenditure in respect of each such pool under that Act. No first year or other allowance has been claimed to which the provisions of ss.22(4)(c) and 75 to 78 and Chapter V of the Capital Allowances Act 1990 apply.

87. All capital allowances made or to be made to the Company in respect of capital expenditure incurred before the date of this Agreement or to be incurred under any subsisting commitment have been made or will be made in taxing the Company's trade.

88. Since the Accounts Date the Company has not done or omitted to do or agreed to do or permitted to be done any act as a result of which there may be made a balancing charge under ss.4, 24, 87, 100, 128 or 138 Capital Allowances Act 1990 or there may be any recovery of excess relief within Chapter V Capital Allowances Act 1990.

89. The Company has not at any time repaid, agreed to repay, redeemed, purchased, agreed to redeem or agreed to purchase any shares of any class of its issued share capital.

90. The Company has not at any time capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description, nor has it issued any share capital as paid up (otherwise than by the receipt of new consideration as defined in s.254(1) Taxes

Act) nor has it passed or agreed to pass any resolution to do so.

91. No securities or equity notes (within the meaning of s.254(1) and s.209(9) respectively Taxes Act) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable on them falls or has at any time fallen under s.209(2)(d) or s.209(2)(e) Taxes Act.

92. No rents, interest, annual payments or other sums of an income nature paid or payable by the Company, or which the Company is under an obligation to pay in the future, are or may be wholly or partially disallowable as deductions or charges in computing profits or against profits for the purposes of corporation tax by reason of the provisions of ss.74, 79, 79A, 125, 338, 339, 779 to 784 or 787 Taxes Act or otherwise.

93. The Company has not at any time issued any deep discount securities, deep gain securities, qualifying corporate bonds or convertible securities within Schedules 4 and 11 Taxes Act, s.117 TCGA and s.56 of and Schedule 10 to the Finance Act 1990 respectively.

94. The Company is and has at all times been resident in the United Kingdom and not elsewhere for taxation purposes.

95. The Company has not entered into any transaction or agreed to carry out any transaction which is or would be unlawful under ss.765 to 767 Taxes Act.

96. No circumstances have occurred which could give rise to a liability on the Company under s.191 TCGA (non-payment of tax by non-resident companies).

97. The Company is not liable to be assessed to income tax under s.78 Taxes Management Act 1970 (method of charging non-residents) and has not in the last six years received any such assessment.

98. No transactions or arrangements involving the Company have taken place or are in existence which are such that the provisions of s.770 Taxes Act have been or could be applied to them, and the Company is not and has not been involved in any other enquiry in any jurisdiction in relation to the adjustment of profits of associated enterprises for taxation purposes.

99. The Company has not been a party to or otherwise involved in any transaction, scheme or arrangement to which the provisions of s.139 TCGA and ss.703 to 709 (inclusive) Taxes Act could apply, other than transactions in respect of which all necessary clearances have been obtained on the basis of full and accurate disclosure to the Inland Revenue and/or the Special Commissioners of all material facts and considerations relating to those transactions.

100. Any such consent or clearance referred to in the previous paragraph is valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

101. The Company has not since the Accounts Date taken any action which has had or might have the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with the Inland Revenue or the Commissioners of Customs and Excise or other taxation authorities.

INSURANCE

102. The particulars of the insurance policies effected for the benefit of the Company which are set out in the Disclosure Letter are complete and accurate.

103. The Disclosure Letter contains details of all and any claims over L1,000 made by or on behalf of the Company in the last 3 years prior to Completion under any insurance policy effected for its benefit (whether in conjunction with others or not).

                                   SCHEDULE 5

                          SELLER'S PROTECTION SCHEDULE

1.   GENERAL

1.1 The provisions in this schedule shall operate to limit the liability of the Seller under the Warranties and (save where otherwise specified) under the covenants or indemnities given by the Seller contained in the Deed of Covenant (the "Indemnities"). Expressions defined in the Deed of Covenant shall, where the context so requires, have the same meanings in this schedule. Clause 8 and the Warranties and the Deed of Covenant respectively shall accordingly have effect subject to and as qualified by the terms of this schedule.

1.2 No liability shall attach to the Seller in respect of a claim under this Agreement based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable.

2.   DE MINIMIS CLAIMS

     No liability shall arise in respect of any claim or related claims for breach of the Warranties, or in respect of any claim or related claims under the Indemnities, unless the loss sustained in respect of such claims or related claims is L5,000 or more and (together with the aggregate amount of losses sustained arising from such previous claims or related claims, if any, for breach of the Warranties or under the Indemnities) exceeds a total
     sum of L50,000 (fifty thousand pounds).   In the event that such total sum
     is exceeded, the Seller shall (subject always to the provisions of this schedule) be liable for the whole amount and not just the excess.

3.   MAXIMUM CLAIMS

     The aggregate liability of the Seller in respect of all claims for breach of the Warranties and for indemnity pursuant to the Indemnities made upon the Seller shall not exceed the amount of the consideration payable for the Shares by the Buyer, as adjusted under clause 4.4, together with the sum of L2,856,672.09.

4.   TIME LIMITS

4.1 Notice in writing of any claim or potential claim against the Seller in respect of any breach of the Warranties or the Indemnities, specifying in reasonable detail the nature of the claim and (in the case of an actual claim) the amount claimed so far as practicable or, if not practicable, confirming that the Buyer believes the amount so claimed is likely to exceed L5,000, shall be given as soon as practicable after the Buyer first becomes aware that it may be entitled to make that claim (in the case of a potential claim) or (in the case of an actual claim) within 30 days after the Buyer becomes aware that it is entitled to make that claim. The Buyer shall, for a period of 60 days after notice of a potential claim is given, take all reasonable steps to afford the Seller an opportunity to remedy or avert the breach or potential breach in question.

4.2  No claim shall be brought by the Buyer against the Seller:-

     (a) in respect of any breach of the Warranties (other than the Tax Warranties, which for the purposes of this schedule shall be the Warranties contained in paragraph 65-101 of schedule 4, and the Litigation Warranties, which for the purposes of this schedule shall be the Warranties contained in paragraph 11-143 of schedule 4) after 31 November 1996;

     (b) in respect of claims under the Deed of Covenant and the Tax Warranties, after the sixth anniversary of the end of the Company's accounting period which is current at Completion;

     (c) in respect of the Litigation Warranties, after the third anniversary of Completion.

4.3 Any claim made under paragraph 4.1 before the final date relating to that claim (the "Claim Date") shall (if that claim has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six months commencing on the date of service of notice of the claim pursuant to paragraph 4.1 (or twelve months where no sum has been withheld in respect of that claim under clause 7.5), or (if later and if the relevant claim is based on a liability which is contingent) commencing on the date when that liability becomes an actual liability and is due and payable, unless proceedings in respect of that claim have been commenced against the Seller. For this purpose, proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Seller.

5.   SUBSEQUENT RECOVERY FROM A THIRD PARTY

     In the event of the Seller having paid to the Buyer an amount in respect of a claim under the Warranties and subsequent to the date of making such payment the

     Buyer or the Company (as the case may be) recovers from a third party a sum in cash or by way of an offset from or is given a credit by a third party which is referable to that payment which recovery is not made by reason of any Relief arising or Event occurring after Completion, then the Buyer shall forthwith after that recovery pay or procure the repayment by the Company to the Seller of so much of the amount provided by the third party as does not exceed the sum so paid by the Seller, less all reasonable costs incurred by the Buyer and the Company in making that recovery and less any Taxation (if any) on the sum, offset or credit so recovered. Any offset or credit given by any third party shall be deemed recovered only when the offset or credit becomes effective, rather than (if earlier) when given or agreed to be given by the third party in question.

6.   SPECIFIC LIMITATIONS

     The Buyer shall not have any claim whatsoever against the Seller in respect of any breach of any of the Warranties or any claim under the Indemnities:-

(a) if and to the extent that such breach or claim occurs as a result of any legislation not in force at the date of this Agreement which takes effect retrospectively or occurs as a result of any increase in the rates of taxation in force at the date of this Agreement;

(b) if and to the extent that such breach or claim arises directly or indirectly from any voluntary act, omission, transaction or arrangement after Completion by the Buyer or the Company otherwise than in the ordinary course of business of the Company as presently carried on;

(c) to the extent that the Company is entitled to claim an indemnity against any loss or damage suffered by the Company arising out of such breach or claim under the terms of any insurance policy of the Company or for which it would be indemnified by insurance if at the relevant time the Company maintained adequate insurance cover of the type effected by the Company and in force immediately prior to the date hereof;

(d) if and to the extent that the breach or claim relates to a claim or liability for Taxation and would not have arisen but for any winding up or cessation after Completion of any trade or business carried on by the Company or but for a major change in the nature or conduct after Completion of a trade or business of the Company;

(e)  in respect of amounts provided for in the Completion Accounts;

(f) to the extent that such breach or claim relates to any matter referred to in the report prepared by Messrs Unick dated 26 February 1995 (attached to the Disclosure Letter) or any other matter relating to the condition of the Property or equipment at the Property or failure to obtain any necessary consent, permissions or certificates required for such Properties or equipment thereon (except any such consent, permission or certificate stated in the Certificate of Title to exist or have been obtained).

7.   CREDIT FOR IMPROVEMENTS

     Any liability of the Seller under the Warranties shall be reduced by:-

7.1 an amount equal to the amount of or by which any Taxation for which the Company is accountable is


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

     actually extinguished or reduced as a result of the claim giving rise to the liability;

7.2 the amount by which any provision for bad or doubtful debts or contingent or other liabilities (other than relating to Taxation) contained in the Completion Accounts proves after Completion to have been excessive;

7.3 the amount of any credits, recoveries or other benefits (other than credits, recoveries or other benefits relating to Taxation) which have been received or obtained by the Company by reason of or arising out of the matters giving rise to the liability.

8.   DOUBLE CLAIM

     Notwithstanding the preceding provisions of this Agreement, the Seller shall not be liable in respect of any breach of the Warranties if and to the extent that the loss is or has been included in a claim under the Deed of Covenant which has been satisfied, nor shall the Seller be liable in respect of a claim under the Deed of Covenant if and to the extent that the loss is or has been included in a claim for breach of the Warranties which has been satisfied. In the event of any claim made both for breach of the Warranties and under the Deed of Covenant in respect of the same subject matter, the higher claim only may be paid into the Escrow Account pursuant to clause 7.5.

9.   INFORMATION RELATING TO CLAIMS

     If any claim comes to the notice of the Buyer or the Company by reason or in consequence of which the Seller may be liable under the Warranties and the Indemnities, the Buyer shall or shall procure that the

     Company shall give the Seller and its professional advisers reasonable access during normal working hours to the premises and personnel of the Company, and to any relevant chattels, documents and records within the possession or under the control of the Company, to enable the Seller and its professional advisers to examine such chattels, accounts, documents and records and take copies or photocopies thereof at their own expense.

10.  CONDUCT OF CLAIMS

10.1 If any claim comes to the notice of the Buyer or the Company by reason or in consequence of which the Seller may be liable under the Warranties, the Buyer shall or shall ensure that the Company shall not make any admission of liability, agreement or compromise with any person, body or authority (provided that such non-admission, non-agreement or non-compromise shall not materially damage the goodwill of the Company) without prior consultation with or the prior agreement of the Seller, which shall not be unreasonably withheld or delayed.

10.2 The Buyer shall and shall ensure that the Company shall each take such action (provided that such action shall not materially damage the goodwill of the Company) as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any claim which would give rise to a claim under the Warranties (other than the Tax Warranties) including (without prejudice to the generality of the foregoing but subject always to the proviso referred to above) providing all information and documents relating to such third party claims and instructing such solicitors or other professional advisers as the Seller may nominate to act in the name of and on behalf of the Company and the Buyer, but in accordance


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

     with the instructions of the Seller, so that such action shall be delegated entirely to the Seller, but subject to the Buyer or the Company being indemnified by the Seller as to all reasonable costs and expenses which they may reasonably incur by reason of such action. The previous sentence shall not apply in relation to any claim made against the Company by Thames Entertainment Network International Limited or by Cable Programme Partners-1 Limited Partnership ("WIRE TV") (except in relation to the transmission of WIRE TV's sport programming). In the event of any claim by WIRE TV against the Company, both the Buyer and the Seller shall use reasonable endeavours to ensure that the other's relationship with WIRE TV is protected to the extent reasonably practicable in all the circumstances.

10.3 The provisions of clause 6 of the Deed of Covenant shall apply in relation to any claim under the Tax Warranties as it applies to claims under the Deed of Covenant and as if references to "the Covenantor" and to liability under the Deed of Covenant were replaced by references to "the Warrantor" and to liability under the Tax Warranties.

10.4 For the avoidance of doubt, nothing in this schedule shall in any way restrict or limit the general obligation at law (if any) of the Buyer or the Company to mitigate any loss or damage which they may respectively suffer in consequence of any breach by the Seller of the terms of this Agreement.

11.  COMPLETION ACCOUNTS' PROVISION

11.1 The provisions of clause 10 of the Deed of Covenant shall apply in relation to any claim under the Tax Warranties as it applies to claims under the Deed of Covenant and as if references to the "Covenantor" and


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

     to liability under the Deed of Covenant were replaced by references to the "Warrantor" and to liability under the Tax Warranties.

12.  REDUCTION IN CONSIDERATION

     The amount of any successful claim against the Seller under the Warranties or the Deed of Covenant shall be treated by the Seller and the Buyer as a reduction pro tanto in the consideration for the Shares.

13.  DISCLOSURE

     If the Buyer shall proceed to Completion under this Agreement notwithstanding that it has become aware (such awareness to be proven beyond a reasonable doubt) that any Warranty is incorrect, the Buyer shall have no rights or claims against the Seller in respect thereof.


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

                                   SCHEDULE 6

                                    SERVICES

POST PRODUCTION SERVICES
Digital Component Editing
Component Editing
Composite/Multiformat Editing Suites
Audio: Nagra T 1/4" Dat & CD, plus Voice Over Booth to all suites
Offline Editing - Avids & Beta SP with Edit Master - Umatic
Digital Telecine 4:2:2 with primary and secondary colour correction, digital still store, 8, 16, Siper 16 and 35mm Gates
Paintbox VE Video Graphics with rostrum camera

DUPLICATION
Standards Conversion PAL/NTSC
Broadcast Quality Dubbing (EBU/SMPTE Specifications)
Quality Control (x3 transfer and Quality Control Booths) & Master Tape Technical Evaluations
Fully Computerised Screen Subtitling
Beta SP Compilation Suite (x2); on line Beta SP Edit Suite
Duplication with D1, D2, D3, PAL & NTSC, Digital Betacam
     1" C, 2" Quad, Beta SP PAL/NTSC, M11, Hi-Band
     Hi8 & Video 8, Umatic, S-VHS, VHS PAL/NTSC

PRODUCTION
Television Production studio hire together with ancillary services

AUDIO
Audio Laybacks
Audio Dubbing
Audio Voice-Over Booth to all suites
Nagra T 1/4", DAT, CD, 16/35mm Sep-Mag
Foreign Language Track Composition


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

                                   SCHEDULE 7

                                    PENSIONS

1.   INTERPRETATION

1.1  In this schedule:-

     "ACTUARY'S LETTER" means the letter from the Scheme Actuary to Godwins a copy of which is attached to this Agreement as Annex A;

     "GODWINS" means Jim Buchan of Godwins or such other Actuary as may be appointed by the Buyer for the purpose of this schedule;

     "INTEREST" means in respect of any period and any principal sum, an amount of interest (accruing daily and compounded quarterly) at a rate equal to 2% above the base lending rate from time to time of Midland Bank Plc;

     "INTERIM PERIOD" means the period commencing on and including Completion and ending on but excluding the Transfer Date;

     "MARKET ADJUSTMENT" means the adjustment referred to in the Actuary's Letter as the "Timing Adjustment";

     "MONEY PURCHASE EMPLOYEES" means those of the employees of the Company who, at Completion, are members of the money purchase section of the Seller's Scheme;

     "PAYMENT DATE" means the date which falls seven days after the later of:-


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

     (i) the date on which requests for transfer payments are to have been returned pursuant to paragraph 3.4; and

     (ii) the date upon which the approval of the Board of Inland Revenue (if necessary) to the payment of the Transfer Values is obtained;

     "PENSION ARRANGEMENT" means a retirement benefits scheme or a personal pension scheme (in either case approved under Part XIV of the Taxes Act) or any other fund, scheme or arrangements to which transfers from the Seller's Scheme may be paid with the consent of the Inland Revenue;

     "PENSIONABLE EMPLOYEES" means those of the employees of the Company who, at Completion, are members of the final salary section of Seller's Scheme;

     "SCHEME ACTUARY" means Nigel Hacking of Aspen plc or such other Actuary as may be appointed by Seller for the purpose of this schedule;

     "SELLER'S SCHEME" means the Chrysalis Group plc Retirement and Death Benefit Scheme or the trustees thereof as the context may require;

     "TRANSFER DATE" means the day falling three calendar months after Completion or such earlier date as the Buyer may specify by not less than one week's notice in writing to the Seller or such later date as the Seller and the Buyer may agree in writing;

     "TRANSFERRING MEMBERS" means those of the Pensionable Employees who request that a transfer be made to a Pension Arrangement nominated by them pursuant to paragraph 3.4;

     "TRANSFER VALUE" means in relation to each Pensionable Employee an amount (calculated as at the Transfer Date by reference to the actuarial assumptions set out in the Actuary's Letter) equal to the value of the benefits (whether immediate, prospective or contingent) to which that Pensionable Employee (including his dependants and other persons claiming through him) is prospectively entitled under the Seller's Scheme as at the Transfer Date in respect of pensionable service up to (but excluding) that date but making allowance for projected future increases in pay from the Transfer Date to the date of retirement and increases (whether or not pursuant to a legal obligation) in pensions in payment and deferred pensions.

2.   THE SELLER'S SCHEME

2.1 The Seller shall procure that subject to the tax treatment of the Seller's Scheme not being adversely affected the Company is permitted to participate in the Seller's Scheme throughout the Interim Period.

2.2 The Seller warrants that it shall use its best endeavours to ensure that until the Payment Date the Seller's Scheme is not terminated.

2.3  The Buyer shall during the Interim Period:-

     (a)  pay or procure to be paid during the Interim
          Period to the Seller's Scheme at monthly intervals, in respect of the Pensionable Employees and the Money Purchase Employees, the contributions payable by and in respect of such employees calculated on the following basis:-


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

          (i) employer contributions at the rate notified in writing to the Buyer before the signing of the Agreement; and

          (ii) employees contributions in accordance with the provisions of the Seller's Scheme

     (b) comply or procure that the Company complies with the provisions of the Seller's Scheme; and

     (c) not and procure that the Company does not exercise any right, power or discretion under the Seller's Scheme except with the consent of the Seller (such consent not to be unreasonably withheld).

2.4  The Buyer and Seller undertake to use all reasonable endeavours:-

     (a) to procure that the employment of the Pensionable Employees and the Money Purchase Employees is contracted-out by reference to the Seller's Scheme throughout the Interim Period; and

     (b) on demand to provide promptly or procure to be provided such information as it reasonably requested for the administration of the Seller's Scheme during the Interim Period.

2.5 The Seller shall indemnify the Buyer or the Company from and against any liability to make payment to the Seller's Scheme after Completion (including, without prejudice, any liability arising under section 144 of the Pension Schemes Act 1993) other than to pay contributions as provided in paragraph 2.3(a) of this schedule.


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

3.   TRANSFER FROM THE SELLER'S SCHEME

3.1  The Seller undertakes to procure that:-

     (a) forthwith upon the Transfer Date the Seller shall instruct the Scheme Actuary to calculate a Transfer Value in respect of each Pensionable Employee and shall use all reasonable endeavours to expedite the calculation of such Transfer Values; and

     (b) the Scheme Actuary provides Godwins and the Buyer with the calculated Transfer Values for each Pensionable Employee within one month after the Transfer Date.

3.2 The Seller undertakes to provide promptly and on demand all such calculations, and data or information as the Scheme Actuary or Godwins may reasonably require to enable them to calculate and agree the Transfer Values in accordance with paragraphs 3.1(a) and 3.3.

3.3 The Buyer undertakes to instruct Godwins to verify and agree the calculations of the Scheme Actuary within 14 days after receiving all information relevant to such verification in order to agree the amount of
     the Transfer Values with the Scheme Actuary.   If the Scheme Actuary and
     Godwins do not so agree the amount of the Transfer Values within a further 14 days the matter may be referred for determination to an independent actuary selected by agreement between the Buyer and the Seller, which actuary shall act as an expert and not as an arbitrator.

3.4 The Buyer and the Seller undertake to procure that not later than 10 days after the Transfer Values in respect of the Pensionable Employees have been agreed


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

     in accordance with the provisions of paragraph 3.3, all Pensionable Employees are informed, in writing, of the amount of the Transfer Value available from the Seller's Scheme in accordance with the provisions of this paragraph and that all the Pensionable Employees are given the opportunity to request within 28 days after receipt of such letter, that an amount equal to the Transfer Value attributable to each Pensionable Employee (adjusted as set out in paragraph 3.5) be paid in cash, on their behalf, to a Pension Arrangement nominated by them.

3.5 The Transfer Value in respect of a Pensionable Employee shall be adjusted by multiplying that amount by the Market Adjustment for the period from and including the Transfer Date to and including the day before the date of actual payment not being later than the Payment Date.

3.6 The Seller shall procure that on or before the Payment Date the Seller's Scheme transfers to such Pension Arrangement as may have been selected by each Transferring Member an amount equal to the Transfer Value attributable to them (adjusted as set out in paragraph 3.5).

3.7 In the event that any Transfer Value (adjusted as set out in paragraph 3.5) is not transferred in full within seven days after the Payment Date the Seller shall on demand pay to the Company a cash sum equal to the amount (if any) by which the aggregate of the Transfer Values for all the Transferring Employees (adjusted as aforesaid) exceeds the aggregate amount of any transfers made from the Seller's Scheme to any Pension Arrangement or Arrangements nominated by the Pensionable Employees together with Interest thereon from the Payment Date to the date of actual payment.

3.8  For the purposes of this paragraph there shall be disregarded:-

     (a) any benefits under the Seller's Scheme which are attributable to additional voluntary contributions made to it by the members and in respect of which such persons are not entitled to benefits based on their pay;

     (b)  any such contributions;

     (c)  any assets representing such contributions; and

     (d)  any transfer in respect of any such benefits.

     The Seller shall, nevertheless, use best endeavours to procure that the Seller's Scheme transfers to any Pension Arrangement nominated by a Pensionable Employee on the Payment Date for the benefit of that Pensionable Employee all such funds or assets of the Seller's Scheme which represent all such contributions (if any) made by the Pensionable Employee and the investment return earned in respect of them.

4.   PENSION WARRANTIES

     The Seller represents and warrants to the Buyer, subject to the matters expressly, fully and fairly disclosed in the Disclosure Letter:-

4.1 other than the Seller's Scheme there is no arrangement to which the Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any of the Pensionable Employees or the Money Purchase Employees (or to any spouse or dependant of any of them) on retirement, on death or in the event of disability or sickness or in other similar circumstances and nor is the Company


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

     under any legally binding obligation to provide any such benefits;

4.2 the Company is not making nor has regularly made any ex gratia payments to any of the Pensionable Employees or the Money Purchase Employees (or to any spouse or dependant of any of them);

4.3 the records of the Seller's Scheme have been properly and accurately maintained insofar as is relevant for the purposes of this schedule and will be, if such is not the case, brought up-to-date (at the cost of the Seller) as at Completion within two months of Completion;

4.4 no undertaking or assurance has been given to any Pensionable Employee or Money Purchase Employee as to the continuance or introduction or increase or improvements of any pension rights or entitlements which the Company or Buyer would be required to implement in accordance with good industrial relations practice whether or not there is any legal obligation to do so;

4.5 all provisions of the Seller's Scheme including true and accurate copies of the following have been fully and fairly disclosed to the Buyer prior to the date this Agreement:-

     (a)  The current definitive trust deed and rules;

     (b) The letter from the Pension Schemes Office confirming that the Seller's Scheme has exempt approved status;

     (c) All current announcement letters and other communications with the employees of the Company;


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

     (d)  All current explanatory literature;

     (e)  Contracting out certificate;

     (f) List of all Pensionable Employees and Money Purchase Employees together with all particulars relevant to their membership of the Seller's Scheme and their entitlement to benefits;

     (g)  Latest signed actuarial valuation and report;

4.6 all information including without limitation the information referred to in paragraph 4.5 above which has been made available to the Buyer or to Godwins on or before the signing of this Agreement concerning matters referred to in this schedule is true, complete and accurate in all material respects and contains no material omission;

4.7 the benefits accrued to the Pensionable Employees in the Seller's Scheme, other than guaranteed minimum pension benefits, have been equalised to the extent necessary to comply with English or European Community requirements (as the same are currently understood in the light of ECJ decisions already delivered at the date of this Agreement) relating directly or indirectly to equality of pay or treatment between male and female employees or between full and part time employees, including without prejudice Article 119 of The EEC Treaty.

     Each of the warranties set out in this paragraph 4 is separate and independent and shall not be limited by reference to or inference from any other warranty or any other provision of this Agreement.


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

                                   SCHEDULE 8

                          DISCLAIMED CAPITAL ALLOWANCES

1. If the Company disclaims any capital allowances in respect of machinery or plant for its accounting periods ended 31st August 1992, 31st August 1993 and/or 31st August 1994, ("Disclaimed Capital Allowances") and such disclaimers are validly made and finally agreed with the Inland Revenue, then the following provisions of this schedule shall operate.

2. To the extent that the Company obtains a reduction in its liability to corporation tax by utilising the Disclaimed Capital Allowances as explained in paragraph 3, excluding from the Disclaimed Capital Allowances for this purpose:-

     (i) such Disclaimed Capital Allowances as would be required to be claimed to eliminate the tax liabilities referred to in paragraph 73 of the Disclosure Letter (rolled-over and held-over gains);

     (ii) any of the Disclaimed Capital Allowances which are taken into account in preparing the Completion Accounts;

     (iii) any of the Disclaimed Capital Allowances claimed by the Company to eliminate a taxation liability for which the Company is or becomes liable in respect of any Event occurring on or before Completion or by reference to any income, profits or gains earned, accrued or received on or before Completion; and

     (iv) any of the Disclaimed Capital Allowances which are claimed by the Company to eliminate any other taxation liability for which the Covenantor would have been liable under the Deed of Covenant but for clause 3.[5] thereof (exclusion for Reliefs)

               together "the Excluded Allowances"

               (but so that no amount shall be counted more than once under any of (i) to (iv) inclusive)

     then the Buyer shall pay to the Seller a sum equal to 50% of such reduction in liability to corporation tax on the date which is the later of nine months from the end of the relevant accounting period in respect of which such reduction is obtained, or the date immediately after the taxation return of the Company for the relevant accounting period is finally agreed with the Inland Revenue.

3. The Company will be taken to have utilised the Disclaimed Capital Allowances as referred to in paragraph 2 above, when and to the extent that in each subsequent accounting period the Company is able to successfully claim capital allowances in respect of all or part of that amount of expenditure forming part of the Reducing Pool which amount ("the Disclaimed Amount") would not have formed part of the Reducing Pool but for the disclaimer(s) referred to in paragraph 1 above. The Disclaimed Amount will reduce year by year as the Disclaimed Capital Allowances are so utilised until it is eliminated. Utilisation of the Excluded Allowances will reduce the Disclaimed Amount.


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

4. If at the end of any accounting period the Actual Pool is greater than the Reducing Pool, then the amount of capital allowances claimed by the Company in that period which are deemed to be allocated to the Reducing Pool will be scaled down proportionately.

5. Any disposal value to be brought into account for the purposes of capital allowances after the date to which the Completion Accounts are made up shall be deemed to be allocated to the Reducing Pool until it is eliminated.

6. For the avoidance of doubt, subject to paragraph 4 above, neither the Buyer nor the Company accepts under this paragraph any obligation to utilise the Disclaimed Capital Allowances in priority to any other relief or claim, or any restriction on the Company's conduct of its financial, accounting or taxation matters.

7.   For the purposes of this schedule:-

     "REDUCING POOL" means from time to time that pool of qualifying expenditure of the Company for the purposes of capital allowances representing its pool of qualifying expenditure as at the date to which the Completion Accounts are drawn up and declining on a reducing balance basis as capital allowances are claimed in respect of the Reducing Pool. For the avoidance of doubt no expenditure is to be added to the Reducing Pool; and

     "ACTUAL POOL" means from time to time the pool of qualifying expenditure of the Company for the purposes of capital allowances.

8. The Buyer shall procure that the Company will disclaim to the extent permitted by law all or any capital allowances requested by the Seller in respect of the Company's accounting periods ended 31st August 1992, 31st August 1993 and/or 31st August 1994 but only if and to the extent that group relief is surrendered under clause 13 of the Agreement against profits of the Company which become chargeable to corporation tax as a result of such disclaimer or disclaimers.

9. For the avoidance of any doubt, the provisions of this schedule 8 shall not affect the Seller's liability under the Warranties or the Deed of Covenant.


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

EXECUTED as a Deed       )
for and on behalf of     )
FCB 1120 LIMITED by:-    )

          SALAH HASSANEIN
          Director


          LEGIST SECRETARIES LIMITED
          Secretary



EXECUTED as a Deed        )
for and on behalf of      )
CHRYSALIS HOLDINGS LIMITED)
by:-                      )

          CHRISTOPHER SPURGEON
          Director

          NIGEL BUTTERFIELD
          Secretary


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